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                                                                       EXHIBIT 5

                   OPINION OF BROBECK, PHLEGER & HARRISON LLP

                                November 21, 2000

Credence Systems Corporation
215 Fourier Avenue

Fremont, CA  94539

                    Re: Credence Systems Corporation Registration Statement on Form S-8 for an Aggregate of 2,599,645 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel to Credence Systems Corporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an initial reserve of 500,000 shares of the Company's common stock ("Common Stock") authorized for issuance under the Company's Supplemental Stock Option Plan (the "Supplemental Plan"), an additional 1,837,189 shares of Common Stock authorized for issuance under the Company's 1993 Stock Option Plan (the "Option Plan"), and an additional 262,456 shares of Common Stock authorized for issuance under the Company's Employee Stock Purchase Plan (the "Purchase Plan") (collectively, the "Plans"). The foregoing shares of Common Stock authorized for issuance under the Plan shall be hereinafter referred to as the "Shares."

     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment of the Supplemental Plan and the amendment of the Option Plan and the Purchase
Plan to increase the number of shares of Common Stock issuable thereunder. Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to (a) the provisions of stock option agreements duly authorized under the Supplemental Plan and/or the Option Plan and in accordance with the Registration Statement or (b) the provisions of duly authorized purchase rights granted under the Purchase Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and non-assessable shares of Common Stock.

     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

                         Very truly yours,


                         /s/ Brobeck, Phleger & Harrison LLP
                             BROBECK, PHLEGER & HARRISON LLP